EXHIBIT 4.33
CLOSURE SYSTEMS INTERNATIONAL B.V.
as Pledgor
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
THE INSTITUTIONS NAMED HEREIN
as Pledgees

SHARE PLEDGE AGREEMENT RELATING TO THE SHARES
IN CLOSURE SYSTEMS INTERNATIONAL HOLDINGS
(GERMANY) GMBH

(Geschäftsanteilsverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Clause	Page
Schedule 2 Copy of Shareholders List (Gesellschafterliste)	29

Deed Register No.       /                 .
Notary certificates
R e c o r d e d
in [place of recording] on [date of recording]
Before me, the undersigning Notary in the district of the Higher Regional Court (Oberlandesgericht) of [place of Higher Regional Court]
[Name of Notary Public]
with my official place of business in [•]
appeared today:
1.	[christian name and last name of representative], whose business address is [complete business address], [and who identified [himself/herself] by presenting [his/her] [identity card/passport] with the number [•]]/[and who is personally known to the notary].
2.	[christian name and last name of representative], whose business address is [complete business address], [and who identified [himself/herself] by presenting [his/her] [identity card/passport] with the number [•]]/[and who is personally known to the notary].
The person appearing to 1. declared to make the following declarations not in [his/her] own name but, excluding any personal liability, for and on behalf of
Closure Systems International B.V., having its business address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands,
presenting [an original power of attorney dated [•]]/[a fax copy of the power of attorney dated [•] promising to furnish the original as soon as possible]; and
Closure Systems International Holdings (Germany) GmbH, having its business address at Mainzer Straße 185, 67547 Worms, Germany, presenting [an original power of attorney dated [•]]/[a fax copy of the power of attorney dated [•] promising to furnish the original as soon as possible].
The person appearing to 2. declared to make the following declarations not in [his/her] own name but, excluding any personal liability, for and on behalf of

The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America,
presenting [an original power of attorney dated [•]]/[a fax copy of the power of attorney dated [•] promising to furnish the original as soon as possible]; and
[the institutions listed in Schedule 1 Part 1],
presenting [the aforementioned [original]/[fax copy of the] power of attorney dated [•] as substitute power of attorney (Untervollmacht) in connection with [an original]/[a fax] copy of the power of attorney granted to The Bank of New York Mellon by the institutions listed in Schedule 1 hereto in a first lien intercreditor agreement dated [•] [promising to furnish the original as soon as possible]].]
Neither the Notary nor the proxies assume any liability as to the validity and/or the scope of the powers of attorney presented.
The aforementioned original powers of attorney will be attached to this deed in copies which are herewith certified.
The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.
The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language.
On being asked whether there had been any prior involvement by the Notary in terms of Section 3 para 1 no 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.
Requesting its notarisation, the persons appearing then declared the following:

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on 5 November 2009
BETWEEN:
(1)	Closure Systems International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, which is registered under registration number 34291082 with the Chamber of Commerce (the “Pledgor”);
(2)	Closure Systems International Holdings (Germany) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Worms, Germany and its business address at Mainzer Straße 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRB 41388 (the “Company”);
(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent”); and
(4)	the institutions, listed in Part 1 of Schedule 1 (List of financial institutions) hereto in their capacity as lenders, issuing banks, hedge counterparties, administrative agent, local facility providers, cash management banks under the Credit Agreement (as defined below) and indenture trustee under the Senior Secured Note Indenture (as defined below);
(the institutions named in 3 and 4 are hereinafter referred to as the “Original Pledgees”).
WHEREAS:
(A)	Pursuant to a USD 1,155,000,000 and EUR 330,000,000 multi-currency term and revolving credit agreement dated on or about 5 November 2009 between, inter alia, the parties listed in Part 2 of Schedule 1 hereto as original borrowers (the “Original Borrowers”), the parties listed in Part 3 of Schedule 1 hereto as original guarantors (the “Original Guarantors”), Credit Suisse Cayman Island branch as administrative agent and The Bank of New York Mellon as collateral agent and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Original Borrowers and certain other entities which may accede to the Credit Agreement as additional borrowers.
(B)	Pursuant to a senior secured note indenture dated on or about 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as issuers (the “Issuers”), certain affiliates of the Issuers listed in Part 4 of Schedule 1 as original senior secured note guarantors

(the “Original Senior Secured Note Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Senior Secured Note Indenture”), the Issuers will issue senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “Senior Secured Notes”) to certain noteholders.
(C)	The Pledgor has agreed to grant a pledge over its Shares (as defined below) in the Company (as defined below) as security for the Pledgees’ (as defined below) respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).
(D)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Pledgees (as defined below) pursuant to a first lien intercreditor agreement dated on or about 5 November 2009 between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
(E)	The Pledgor has granted security interests over the Shares (as defined below) to Credit Suisse and others pursuant to existing security documents entered into in connection with certain existing financing arrangements with Credit Suisse and others (the “Existing Security”). The Existing Security will be released on or about the date hereof in accordance with the terms of a release agreement between the Pledgor, Credit Suisse and others.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“Administrative Agent” means Credit Suisse Cayman Island branch, having its business address at One Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.
“Borrowers” means the Original Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.
“Cash Management Bank” shall mean Citibank NA, Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the

Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.
“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.
“Credit Documents” shall mean the Loan Documents and the Senior Secured Note Documents.
“Enforcement Event” shall mean an Event of Default.
“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the Senior Secured Note Indenture.
“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007 and as amended and restated on or about the date hereof) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse as security trustee and others.
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.
“Future Pledgee” means any entity which may become a pledgee hereunder by way of (i) transfer of the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Obligations from any Original Pledgee or Future Pledgee to such future pledgee and/or (ii) accession to this Agreement pursuant to sub-Clause 3.3 hereof as pledgee.
“Future Shares” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital)) or otherwise.
“Grantors” means the Loan Parties, the Issuers and the Senior Secured Note Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the Senior Secured Note Guarantors under the Credit Documents and “Grantor” means any of them.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).
“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.
“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 400,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.
“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.
“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.
“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the Senior Secured Note Indenture and any successor appointed as indenture trustee under the Senior Secured Notes Indenture.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.
“Issuing Bank” means Credit Suisse or any other Lender or any affiliate of Credit Suisse or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.
“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.
“Loan Documents” shall mean the Credit Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.
“Loan Parties” shall mean the Borrowers, the Original Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.
“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.
“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.
“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft, Bank of America, N.A., Hong Kong and Shanghai Banking Corporation Ltd., Thailand, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.
“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgees (or any of them) under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), together with all costs, charges and expenses incurred by any Pledgee in connection with the protection, preservation or enforcement of its respective rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).
“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.
“Pledge” means each pledge constituted under this Agreement.

“Pledgees” means the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement.
“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.
“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the Senior Secured Note Holders, the Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.
“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture, the Senior Secured Note Guarantees, the Senior Secured Notes, the Intercreditor Arrangements, any security document relating to the Senior Secured Notes and/or the Senior Secured Note Indenture and any other document that may be entered into pursuant to any of the foregoing.
“Senior Secured Note Guarantees” shall mean the guarantees of the obligations of the Issuers under the Senior Secured Notes and the Senior Secured Note Indenture by the Senior Secured Note Guarantors.
“Senior Secured Note Guarantors” means the Original Senior Secured Note Guarantors and any entity which may accede to the Senior Secured Note Indenture as additional guarantor.
“Senior Secured Note Holders” shall mean the holders from time to time of the Senior Secured Notes.
“Shares” means the Existing Shares and the Future Shares.
1.2	In this Agreement any reference in this Agreement to a “Clause” or a “sub-Clause” shall, subject to any contrary indication, be construed as a reference to a Clause or sub-Clause hereof.
1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES
2.1	The Company has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty-five thousand) which consists of one share with the serial number (laufende Nummer) 1(the “Existing Shares”).
2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 2 (Copy of Shareholders List).

3.	PLEDGE
3.1	The Pledgor hereby pledges to each of the Pledgees the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (each a “Pledge” and together the “Pledges”).
3.2	Each of the Original Pledgees hereby accepts its Pledge for itself.
3.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht), the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee ratifies and confirms the declarations and acts so made by the Collateral Agent on its behalf in connection with accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Obligations under the Loan Documents (or part of them) from a Pledgee or the appointment to become a successor as administrative agent under the Credit Agreement or as indenture trustee under the Senior Secured Note Indenture. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Loan Documents, or, in case of a successor indenture trustee arising under the Senior Secured Note Documents shall be secured by the Pledges constituted hereunder.
3.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.
3.5	The Pledgor herewith authorises the Collateral Agent to notify on its behalf the Pledges and/or the identity of any Future Pledgee and the new pledges created pursuant to sub-Clause 3.3 above to the Company. Upon request of the Collateral Agent, the Pledgor shall without undue delay give such notice and provide the Collateral Agent with a copy thereof.
3.6	The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

3.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Obligations.
3.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Obligations by any Pledgee to a Future Pledgee.

4.	SCOPE OF THE PLEDGES
4.1	The Pledges constituted by this Agreement include:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgees are entitled to enforce the Pledges constituted hereunder.
4.3	On the date and during the period in which the Pledgees are entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledges (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Collateral Agent and held as security for and on behalf of the Pledgees. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgees and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Collateral Agent for and on behalf of the Pledgees as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES
The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS
The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledges, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES
7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Obligations has become due and payable, then in order to enforce the Pledges (or any of them), the Collateral Agent may on its own behalf and on behalf of the other Pledgees at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.
7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgees are entitled to exercise their rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgees shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgees, acting through the Collateral Agent, shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Collateral Agent, acting for and on behalf of the Pledgees.
7.4	If the Pledgees, acting through the Collateral Agent, should seek to enforce the Pledges under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgees, acting through the Collateral Agent, of any other right they may have as Pledgee.
7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgees, acting through the Collateral Agent, in satisfaction in whole or in part of the Obligations or treated as additional collateral.
7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgees shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgees to enforce the Pledges, have the obligations and the Pledgees shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.
7.7	The Pledgees acting through the Collateral Agent, may, in their sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Collateral Agent may decide to enforce the Pledges over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).
7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.
7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.
7.10	If the Pledges are enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.

8.	UNLAWFUL FINANCIAL ASSISTANCE
No obligations shall be included in the definition of Obligations to the extent that, if they were included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of violation of the prohibition on financial assistance contained in Article 2:98c and 2:207c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be interpreted accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of Obligations, will not constitute a violation of the Prohibition.

9.	APPROVAL AND CONFIRMATION
The Pledgor as the sole shareholder of the Company hereby approves the Pledges over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledges are not subject to any approval of the Company.

10.	UNDERTAKINGS OF THE PLEDGOR
Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to each of the Pledgees:
10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;
10.2	to inform the Collateral Agent promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Collateral Agent and in each such case to promptly deliver to the Pledgees, by sending the same to the Collateral Agent, in its capacity as agent for and on behalf of the Pledgees, a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);
10.3	to promptly notify the Pledgees, by notification in writing to the Collateral Agent of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgees, by notification in writing to the Collateral Agent, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgees might need to defend themselves against any claim of a third party. In particular, the Pledgor shall promptly forward to the Collateral Agent a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;
10.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgees, acting through the Collateral Agent (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgees created hereunder;
10.6	to promptly inform the Pledgees, by notification in writing to the Collateral Agent, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgees. In particular, the Pledgor shall notify the Pledgees, by notification in writing to the Collateral Agent, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon any of the Pledges. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgees to enforce the Pledges constituted hereunder in accordance with Clause 7, the Pledgees or, as the case may be, their proxy or any other person designated by the Pledgees, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgees’ right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;
10.7	to refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgees (acting reasonably), acting through the Collateral Agent;
10.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgees created hereunder without the prior written consent of the Pledgees, acting through the Collateral Agent (such consent not to be unreasonably withheld);
10.9	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgees (or any of them), to make such declarations and undertake such actions at its own costs and expenses at the Collateral Agent’s reasonable request; and
10.10	upon reasonable request of the Collateral Agent to confirm or re-execute in notarial form on the same terms as contained herein the Pledges created hereunder in order to ensure that any Future Pledgee shall receive the benefit of such Pledges.

11.	DELEGATION
The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Collateral Agent shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY
The Pledgor shall reimburse the Collateral Agent (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Collateral Agent’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Collateral Agent against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Collateral Agent’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Collateral Agent. The Collateral Agent shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Collateral Agent shall provide reasonable cooperation in such defense. The Collateral Agent may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent through the Collateral Agent’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY
Except as otherwise agreed between the parties to this Agreement, none of the Collateral Agent, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Collateral

Agent, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE
14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.
14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.
14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgees or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.
14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.
15.	RELEASE OF PLEDGE (PFANDFREIGABE)
15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) and the other Pledgees will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to their accessory nature (Akzessorietät) cease to exist by operation of German mandatory law.
15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) and the other Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.
15.3	The parties acknowledge that the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) and the other Pledgees, acting through the Collateral Agent, will declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER
16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.
16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgees, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.
16.3	In particular, the Pledges shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.
17.	AMENDMENTS
Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.
18.     NOTICES AND THEIR LANGUAGE
18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	Closure Systems International B.V.

	Address:	Teleboulevard 140,
1043 EJ Amsterdam,
The Netherlands

	Telephone:	+31 20 540 5800

	Fax:	+31 20 644 7011

	Attention:	Managing directors (Geschäftsführung)

for the Pledgor with a copy to:
	Address:	c/o Rank Group Limited

Level 9

148 Quay Street

PO Box 3515

Auckland 1140

New Zealand

	Telephone.	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgees to the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E

New York, N.Y. 10286

The United States of

America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.
18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.
18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
19.	NOTIFICATION

19.1	The Pledgor and the Pledgees hereby give notice of this Agreement and the Pledges of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Pledgees however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);
•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.
The above Agreement including the Schedules was read aloud by the Notary to the persons appearing, approved by them and signed by the persons appearing and by the Notary in their own hand as follows:

SCHEDULE 1
LIST OF FINANCIAL INSTITUTIONS, ORIGINAL BORROWERS AND ORIGINAL GUARANTORS
PART 1
LIST OF FINANCIAL INSTITUTIONS

Name	Domicile
Australia and New Zealand Banking Group Limited	Melbourne, Australia

BOS International (Australia) Limited	Sydney, Australia

Coöperatieve Centrale Raiffeisen — Boerenleenbank B.A. (“Rabobank”), Frankfurt Branch	Frankfurt, Germany

Credit Suisse, Cayman Island branch	Cayman Islands

DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main, London Branch	London, United Kingdom

Mizuho Corporate Bank, Ltd., Sydney Branch	Sydney, Australia

Sumitomo Mitsui Banking Corporation, Singapore Branch	Singapore

The Bank of New York Mellon	New York, United States of America

Westpac Banking Corporation	Australia

PART 2
LIST OF ORIGINAL BORROWERS
SIG Euro Holding AG & Co. KG aA
Closure Systems International Holding Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.

PART 3
LIST OF ORIGINAL GUARANTORS
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Reynolds Group Issuer Inc. (USA)

Reynolds Group Issuer LLC (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Group Issuer (Luxembourg) S.A. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

PART 4
LIST OF ORIGINAL SENIOR SECURED NOTE GUARANTORS
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)

Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

SCHEDULE 2
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)
Information was provided in pdf format only.